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July 28, 1997

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have been requested by MSC Industrial Direct Co., Inc. (the "Company"), a New York corporation, to furnish our opinion in connection with the registration statement (the "Registration Statement") on Form S-3 (Registration Number 333-31837), with respect to the registration of 1,782,500 shares (the "Shares") of the Company's Class A Common Stock, par value $.001 per share.

We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that, when the Registration Statement has become effective under the Securities Act of 1933 and when the Shares have been qualified as required under the laws of those jurisdictions in which they are to be issued and sold and when the Shares have been sold and paid for in the manner described in the Registration Statement, the Shares will have been validly issued and will be fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,

ROSENMAN & COLIN LLP

By: